Exhibit 99.1

For Immediate Release: January 18, 2008

For More Information, Contact:

William D. Patterson,

Senior Vice President and Chief Financial Officer

Phone:  603-913-2300

Fax: 603-913-2305

Pennichuck Joint Ventures Complete Sale of Three Commercial Office Buildings

Company to Realize Substantial Cash Proceeds and Non-Operating Income

MERRIMACK, NH (January 18, 2008) – Pennichuck Corporation (NASDAQ: PNNW) today announced that it has sold, effective yesterday, its interests in three commercial office buildings in Merrimack, New Hampshire.  Pennichuck held a 50% interest in these properties, which were constructed between 1999 and 2001, through its wholly-owned real estate development and management subsidiary, The Southwood Corporation (“Southwood”).  Net cash proceeds to Southwood, after retirement of mortgage notes and payment of expenses of sale, but before income taxes, were approximately $3.9 million.  The first quarter 2008 pre-tax non-operating income from this sale is approximately $3.7 million.

Commenting on this sale, Duane C. Montopoli, Pennichuck’s President and Chief Executive Officer, stated, “Market conditions were such that we were able to sell these properties at very attractive valuations.  We are very pleased to have extracted value from these assets at this time.”

Pennichuck Corporation is a holding company involved principally in the supply and distribution of potable water in New Hampshire through its three regulated water utilities.  Its non-regulated, water-related activities include operations and maintenance contracts with municipalities and private entities in New Hampshire and Massachusetts.  The Company’s real estate operations are involved in the ownership, management and development of real estate in southern New Hampshire.

Pennichuck Corporation’s common stock trades on the Nasdaq Stock Exchange under the symbol “PNNW.”  The Company’s website is at www.pennichuck.com.

This news release may contain certain forward-looking statements with respect to the financial condition, results of operations and business of Pennichuck Corporation.  Forward-looking statements are based on current information and expectations available to management at the time the statements are made, and are subject to various factors, risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements.  These factors include, but are not limited to, timing and results of eminent domain proceedings before the New Hampshire Public Utilities Commission; the impact thereof on consolidated business operations; legislation and/or regulation and accounting factors affecting Pennichuck Corporation’s financial condition and results of operations; and, the impact of weather.  Investors are encouraged to access Pennichuck Corporation’s annual and quarterly periodic reports filed with the Securities and Exchange Commission for financial and business information regarding Pennichuck Corporation, including a more detailed discussion of these and other risks and uncertainties that could affect Pennichuck Corporation’s forward-looking statements.